Exhibit 99

Contact Info:    James A. Marcotte, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5614

Enterprise Bancorp, Inc. Announces Third Quarter 2018
Net Income of $8.0 Million

LOWELL, Mass., October 18, 2018 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (the "Company" or "Enterprise") (NASDAQ: EBTC), parent of Enterprise Bank, announced net income for the three months ended September 30, 2018 of $8.0 million, an increase of $2.5 million, or 45%, compared to the same three-month period in 2017. Diluted earnings per share were $0.68 for the three months ended September 30, 2018, compared to $0.47 for the same three-month period in 2017, an increase of 45%. Net income for the nine months ended September 30, 2018 amounted to $22.4 million, an increase of $5.7 million, or 34%, compared to the same nine-month period in 2017. Diluted earnings per share were $1.91 for the nine months ended September 30, 2018, compared to $1.43 for the same nine-month period in 2017, an increase of 34%.

As previously announced on October 16, 2018, the Company declared a quarterly dividend of $0.145 per share to be paid on December 3, 2018 to shareholders of record as of November 12, 2018. The 2018 dividend rate represents a 7.4% increase over the 2017 dividend rate.

Chief Executive Officer Jack Clancy commented, "The increase in our 2018 third quarter and year-to-date earnings compared to 2017 is largely attributable to our growth over the last twelve months and the positive impact of lower federal income tax rates in 2018 from the 2017 Tax Cuts and Jobs Act (the "2017 Tax Act"). Total assets, loans, and customer deposits have increased 6%, 5%, and 12%, respectively, compared to September 30, 2017. The collective efforts and contributions of our dedicated Enterprise team, including active community involvement, relationship building and a customer-focused mindset, and ongoing enhancements to our leading-edge product and service offerings, continue to drive this growth. Strategically, our focus remains on organic growth and continually planning for and investing in our future, as we continue to actively look for new branch locations."

Founder and Chairman of the Board George Duncan commented, "With the opening in August of our beautifully renovated Mortgage Center at 170 Merrimack Street in Lowell, MA, Enterprise Bank offers a convenient location for customers to meet with our mortgage team, as well as a new focal point of the Enterprise downtown Lowell campus. At Enterprise, we are deeply committed to our customers, and this latest expansion downtown is particularly exciting as we prepare to celebrate this coming January the 30th anniversary of the opening of our first office, located at 222 Merrimack Street."

Results of Operations

Net interest income for the three months ended September 30, 2018 amounted to $27.4 million, an increase of $2.3 million, or 9%, compared to the same period in 2017. Net interest income for the nine months ended September 30, 2018 amounted to $80.6 million, an increase of $9.1 million, or 13%, compared to the nine months ended September 30, 2017. The increase in net interest income was due largely to loan growth. Average loan balances (including loans held for sale) increased $163.0 million for the three months ended September 30, 2018, and $195.0 million for the nine months ended September 30, 2018, compared to the same 2017 respective period averages. Additionally, net interest margin ("margin") was 3.89% for the three months ended September 30, 2018, compared to 4.03% for the three months ended September 30, 2017. Margin was 3.95% for both the nine months ended September 30, 2018 and September 30, 2017.

For the three months ended September 30, 2018, the provision to the allowance for loan losses amounted to $750 thousand, compared to $1.2 million during the three months ended September 30, 2017. For the nine months ended September 30, 2018 and September 30, 2017, the provision to the allowance for loan losses amounted to $2.7 million and $1.6 million, respectively.

The primary factor in the increase in the year-to-date provision for loan losses compared to the prior year was a $1.4 million increase in the balance of the allowance for loan losses allocated to impaired and classified loans for the nine months ended September 30, 2018, compared to a decrease of $762 thousand during the nine months ended September 30, 2017. This increase in 2018 was primarily due to credit deterioration of impaired and classified commercial relationships for which management determined that the additional provisions were necessary based on a review of underlying collateral values, individual business circumstances, and credit metrics.
Also affecting the provision for loan losses compared to the prior year were:

•	Net charge-offs of $1.0 million for the nine months ended September 30, 2018, compared to net recoveries of $212 thousand for the nine months ended September 30, 2017.

•	Total non-performing loans as a percentage of total loans amounted to 0.50% at September 30, 2018, compared to 0.57% at September 30, 2017.

•	The ratio of adversely classified loans (substandard, doubtful, loss) to total loans amounted to 1.54% at September 30, 2018, compared to 1.32% at September 30, 2017.

•	Loan growth for the nine months ended September 30, 2018 was $40.6 million, compared to $179.6 million during the nine months ended September 30, 2017.

The allowance for loan losses to total loans ratio was 1.49% at September 30, 2018, 1.45% at December 31, 2017, and 1.51% at September 30, 2017.
Non-interest income for the three months ended September 30, 2018 amounted to $3.7 million, an increase of $280 thousand, or 8%, compared to the same quarter in the prior year. Non-interest income for the nine months ended September 30, 2018 amounted to $11.2 million, a decrease of $269 thousand, or 2%, compared to the nine months ended September 30, 2017. The changes in both the quarter and year-to-date periods were primarily due to gains or losses on investment security sales in the prior periods. In the 2018 year-to-date period, the Company benefited from increases in investment advisory fees.
Non-interest expense for the quarter ended September 30, 2018 amounted to $20.0 million, an increase of $1.1 million, or 6%, compared to the same quarter in the prior year. For the nine months ended September 30, 2018, non-interest expense amounted to $60.2 million, an increase of $3.2 million, or 6%, compared to the nine months ended September 30, 2017. Increases in expenses over the same periods in the prior year primarily related to the Company's strategic growth and market initiatives, particularly salaries and employee benefits expense, occupancy and equipment expenses, and other professional costs. The 2018 year-to-date period also included higher advertising and public relations expenses, which included the Company's Celebration of Excellence, a community recognition event, in the second quarter of 2018.

The provision for income taxes for the quarter ended September 30, 2018 amounted to $2.4 million, a decrease of $585 thousand, or 19%, compared to the same quarter in the prior year. The provision for income taxes amounted to $6.6 million for the nine months ended September 30, 2018, a decrease of $1.1 million, or 14%, compared to the nine months ended September 30, 2017. Decreases in the income tax provision were primarily due to the positive impact of the 2017 Tax Act, partially offset by lower tax benefits from equity compensation deductions in the current year (which amounted to $274 thousand for the nine months ended September 30, 2018, compared to $832 thousand for the nine months ended September 30, 2017) and higher taxable income levels.

Key Financial Highlights

▪
Total assets amounted to $2.89 billion at September 30, 2018, compared to $2.82 billion at December 31, 2017, an increase of $73.0 million, or 3%. Since June 30, 2018, total assets have decreased $43.4 million, or 1%, due primarily to a decrease in cash and cash equivalents mainly from the maturity of brokered CDs.

▪
Total loans amounted to $2.31 billion at September 30, 2018, compared to $2.27 billion at December 31, 2017, an increase of $40.6 million, or 2%. Since June 30, 2018, total loans have increased $11.9 million, or 1%.

▪
Customer deposits (total deposits excluding brokered deposits) were $2.49 billion at September 30, 2018, compared to $2.29 billion at December 31, 2017, an increase of $194.0 million, or 8%. Since June 30, 2018, customer deposits have increased $6.3 million, or 0.3%.

▪
Investment assets under management amounted to $883.0 million at September 30, 2018, compared to $845.0 million at December 31, 2017, an increase of $38.1 million, or 5%. Since June 30, 2018, investment assets under management have increased $34.9 million, or 4%.

▪
Total assets under management amounted to $3.87 billion at September 30, 2018, compared to $3.75 billion at December 31, 2017, an increase of $114.0 million, or 3%. Since June 30, 2018, total assets under management have decreased $9.0 million, or 0.2%.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 116 consecutive profitable quarters. The Company is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, electronic banking options, and insurance services. The Company also provides a range of investment advisory, wealth management and trust services delivered via two channels, Enterprise Wealth Management and Enterprise Wealth Services. The Company’s headquarters and Enterprise Bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company’s primary market area is the Greater Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire (Southern Hillsborough and Rockingham counties). Enterprise Bank has 24 full-service branches located in the Massachusetts communities of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua, Pelham, Salem and Windham.

This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "will," "should," "plan," and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, the receipt of required regulatory approvals, and changes in tax laws including, among other risks, potential future tax rate changes, and the risk that costs associated with the 2017 Tax Act and changes to the deferred tax assets and liabilities may be greater than expected. For more information about these factors, please see our reports filed with or furnished to the Securities and Exchange Commission (the "SEC"), including our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this earnings release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	September 30, 2018	December 31, 2017	September 30, 2017
Assets
Cash and cash equivalents:
Cash and due from banks	$29,453	$40,310	$35,920
Interest-earning deposits	35,672	14,496	14,771
Total cash and cash equivalents	65,125	54,806	50,691
Investment securities at fair value	434,280	405,206	385,942
Federal Home Loan Bank stock	2,593	5,215	7,225
Loans held for sale	618	208	876
Loans, less allowance for loan losses of $34,534 at September 30, 2018, $32,915 at December 31, 2017, and $33,184 at September 30, 2017	2,275,958	2,236,989	2,169,189
Premises and equipment, net	37,649	37,022	36,260
Accrued interest receivable	11,701	10,614	10,088
Deferred income taxes, net	14,040	10,751	15,889
Bank-owned life insurance	29,971	29,466	29,292
Prepaid income taxes	1,017	1,301	906
Prepaid expenses and other assets	11,996	20,330	13,458
Goodwill	5,656	5,656	5,656
Total assets	$2,890,604	$2,817,564	$2,725,472
Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Customer deposits	$2,487,873	$2,293,872	$2,220,181
Brokered deposits	123,839	147,490	82,492
Total deposits	2,611,712	2,441,362	2,302,673
Borrowed funds	497	89,000	149,255
Subordinated debt	14,857	14,847	14,844
Accrued expenses and other liabilities	20,238	40,067	26,540
Accrued interest payable	1,315	478	273
Total liabilities	2,648,619	2,585,754	2,493,585
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock, $0.01 par value per share; 40,000,000 shares authorized; 11,703,874 shares issued and outstanding at September 30, 2018, 11,609,853 shares issued and outstanding at December 31, 2017, and 11,599,266 shares issued and outstanding at September 30, 2017	117	116	116
Additional paid-in capital	90,725	88,205	87,492
Retained earnings	160,380	143,073	141,992
Accumulated other comprehensive (loss) income	(9,237)	416	2,287
Total stockholders’ equity	241,985	231,810	231,887
Total liabilities and stockholders’ equity	$2,890,604	$2,817,564	$2,725,472

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(Dollars in thousands, except per share data)	2018	2017	2018	2017
Interest and dividend income:
Loans and loans held for sale	$28,109	$24,892	$81,786	$70,544
Investment securities	2,742	2,017	7,835	5,901
Other interest-earning assets	497	136	818	302
Total interest and dividend income	31,348	27,045	90,439	76,747
Interest expense:
Deposits	3,697	1,509	8,770	4,117
Borrowed funds	6	169	332	422
Subordinated debt	233	233	692	692
Total interest expense	3,936	1,911	9,794	5,231
Net interest income	27,412	25,134	80,645	71,516
Provision for loan losses	750	1,225	2,650	1,630
Net interest income after provision for loan losses	26,662	23,909	77,995	69,886
Non-interest income:
Investment advisory fees	1,388	1,311	4,214	3,803
Deposit and interchange fees	1,552	1,527	4,608	4,389
Income on bank-owned life insurance, net	167	174	505	527
Net (losses) gains on sales of investment securities	(34)	(284)	(33)	485
Gains on sales of loans	47	88	179	359
Other income	604	628	1,775	1,954
Total non-interest income	3,724	3,444	11,248	11,517
Non-interest expense:
Salaries and employee benefits	12,970	12,177	38,345	36,661
Occupancy and equipment expenses	2,110	1,993	6,304	5,877
Technology and telecommunications expenses	1,568	1,601	4,760	4,789
Advertising and public relations expenses	586	597	2,418	2,013
Audit, legal and other professional fees	435	381	1,361	1,058
Deposit insurance premiums	418	371	1,264	1,130
Supplies and postage expenses	236	248	734	726
Other operating expenses	1,652	1,465	5,044	4,753
Total non-interest expense	19,975	18,833	60,230	57,007
Income before income taxes	10,411	8,520	29,013	24,396
Provision for income taxes	2,429	3,014	6,632	7,723
Net income	$7,982	$5,506	$22,381	$16,673

Basic earnings per share	$0.68	$0.48	$1.92	$1.44
Diluted earnings per share	$0.68	$0.47	$1.91	$1.43

Basic weighted average common shares outstanding	11,697,951	11,589,039	11,671,494	11,557,054
Diluted weighted average common shares outstanding	11,770,719	11,669,159	11,745,935	11,640,373

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the nine months ended	At or for the year ended	At or for the nine months ended
(Dollars in thousands, except per share data)	September 30, 2018	December 31, 2017	September 30, 2017

BALANCE SHEET AND OTHER DATA
Total assets	$2,890,604	$2,817,564	$2,725,472
Loans serviced for others	91,931	89,059	86,738
Investment assets under management	883,032	844,977	800,499
Total assets under management	$3,865,567	$3,751,600	$3,612,709

Book value per share	$20.68	$19.97	$19.99
Dividends paid per common share	$0.435	$0.540	$0.405
Total capital to risk weighted assets	11.98%	11.21%	11.57%
Tier 1 capital to risk weighted assets	10.12%	9.34%	9.65%
Tier 1 capital to average assets	8.34%	8.22%	8.40%
Common equity tier 1 capital to risk weighted assets	10.12%	9.34%	9.65%
Allowance for loan losses to total loans	1.49%	1.45%	1.51%
Non-performing assets	$11,621	$9,032	$12.489
Non-performing assets to total assets	0.40%	0.32%	0.46%

INCOME STATEMENT DATA (annualized)
Return on average total assets	1.04%	0.73%	0.85%
Return on average stockholders’ equity	12.74%	8.58%	9.97%
Net interest margin (tax equivalent)	3.95%	3.97%	3.95%